EXHIBIT 10.60

AMENDMENT NUMBER FOUR

TO THE

REGIONS FINANCIAL CORPORATION

SUPPLEMENTAL 401(k) PLAN

Amended and Restated Effective as of April 1, 2008 (the “Plan”)

Regions Financial Corporation amends the Plan effective December 31, 2010, as follows:

1. Effective December 31, 2010, Section 4.1 (“Salary Reduction Contributions”) is hereby amended by adding to the end thereof a new subsection (d) as follows:

(d)	Special Rules for Eligible Special Pay. For 2010, the supplemental salary reduction agreement shall not apply to Eligible Special Pay (as defined in the Regions 401(k) Plan). For Plan Years commencing in or after 2011, the Participant may (but shall not be required to) specify a different reduction percentage to be applied to Eligible Special Pay; provided however that the salary reduction attributable to Eligible Special Pay must come out of compensation that would otherwise have been paid to the Participant in cash, and is reduced to the extent such cash compensation is not available to be reduced.

2. Effective December 31, 2010, Section 4.3 (“Employer Contributions”) is hereby amended by adding to the end thereof a new subsection (f) as follows:

(f)	Special Rules for Eligible Special Pay. For 2011, the Employer Contribution (made with respect to Compensation and supplemental salary reduction agreements for 2010) shall include in its computation Eligible Special Pay (as defined in the Regions 401(k) Plan). For 2011 and later years, if the Participant elected a salary reduction of 6% or more (whether or not such reduction applied to Eligible Special Pay), the Employer Contribution shall be determined as if the supplemental salary reduction agreement applied to Eligible Special Pay.

3. All other terms, provisions and conditions of the Plan not herein amended shall remain in full force and effect.